Exhibit 5.1

Mayer Brown International LLP 201 Bishopsgate London EC2M 3AF Telephone: +44 20 3130 3000 Fax: +44 20 3130 3001 www.mayerbrown.com DX 556 London and City
Adaptimmune Therapeutics Plc 91 Park Drive Milton Park Abingdon Oxfordshire England OX14 4RY		6 May 2015
Our ref:	20456/14449365

Dear Sirs

Registration Statement on Form S-8

1.                                      Background

We have acted for Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers in England in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on or about 6 May 2015 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), relating to the registration of an aggregate of 66,999,747 ordinary shares of £0.001 each in the Company (the “Shares”).  The Shares are issuable under: (i) the Adaptimmune Therapeutics plc 2015 Share Option Scheme (the “ATP 2015 Scheme”); (ii) the Adaptimmune Therapeutics plc Company Share Option Plan (the “ATP CSOP” and together with the ATP 2015 Scheme the “ATP Schemes”); and (iii) certain options (the “Rollover Options”) granted by the Company in consideration of the release of equivalent options granted by Adaptimmune Limited (“AL”) to certain employees, directors and consultants under the Adaptimmune Limited Company Share Option Plan (the “AL CSOP”), the Adaptimmune Limited Share Option Scheme (the “AL Scheme”) and the Adaptimmune Limited 2014 Share Option Scheme (the “AL 2014 Scheme”).

We understand that the existing issued ordinary shares of the Company are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.  We have taken instructions in relation to this opinion solely from the Company.

2.                                      Examination and enquiries

(a)                                 For the purpose of giving this opinion, we have examined:

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359) which is authorised and regulated by the Solicitors Regulation Authority. We operate in combination with other Mayer Brown entities with offices in the United States, Europe and Asia and are associated with Tauil & Chequer Advogados, a Brazilian law partnership.

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

(i)                                     a copy of the Registration Statement; and

(ii)                                  a certificate dated 6 May 2015 signed by the company secretary of the Company (the “Officer’s Certificate”) relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)                               the Company’s certificate of incorporation, certificate of incorporation on re-registration, memorandum of association and its articles of association adopted effective from admission of the Company’s American Depositary Shares to trading on the Nasdaq Global Select Market;

(B)                               the rules of the ATP 2015 Scheme;

(C)                               the rules of the ATP CSOP;

(D)                               a pro forma agreement in relation to the grant of the Rollover Options by the Company in consideration of the release of the options granted by AL under the AL Scheme and the AL 2014 Scheme;

(E)                                a pro forma agreement and option certificate in relation to the grant of Rollover Options by the Company in consideration of the release of options granted by AL under the AL CSOP;

(F)                                 the rules of the AL CSOP;

(G)                               the rules of the AL Scheme; and

(H)                              the rules of the AL 2014 Scheme.

(b)                                 For the purpose of giving this opinion, we have:

(i)                                     on 23 April 2015 made, and on 6 May 2015 updated, an online search of the register kept by the Registrar of Companies in respect of the Company (the “Company Search”); and

(ii)                                  made a telephone enquiry in respect of the Company of the Central Index of Winding Up Petitions on 6 May 2015 at 13.17 (BST) (the “Telephone Search”, and together with the Company Search, the “Searches”).

(c)                                  For the purposes of giving this opinion, we have only examined and relied on those documents and made those searches and enquiries set out in paragraphs 2(a) and (b) respectively.  We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

(d)                                 We have made no enquiry, and express no opinion, as to any matter of fact.  As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2(a).

3.                                      Assumptions

(a)                                 In giving this opinion we have assumed:

(i)                                     the genuineness of all signatures, seals and stamps;

(ii)                                  that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(iii)                               the authenticity and completeness of all documents submitted to us as originals;

(iv)                              the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(v)                                 that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the Registration Statement;

(vi)                              that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches but was not so disclosed;

(vii)                           that the ATP Schemes were validly adopted by the Company, including in accordance with all applicable laws and regulations;

(viii)                        that all grants of awards made under the ATP Schemes have been, or will be, validly made in accordance with the rules of the ATP Schemes and in accordance with all applicable laws and regulations;

(ix)                              that the grant of each of the Rollover Options was validly made by the Company, including in accordance with all applicable laws and regulations, in substantially the form of the pro forma documentation referred to in 2(a)(ii)(D) or (E) above.

(x)                                 that no share is acquired as a consequence of a communication made in breach of s21(1) Financial Services and Markets Act 2000;

(xi)                              that no application has been or will be made for any shares to be listed or admitted to trading on a regulated market situated or operating in the United Kingdom;

(xii)                           that on each date on which the Company grants or granted options under the ATP Schemes, granted Rollover Options or allots and issues any Shares

(each an “Allotment Date”) the Company will have complied with all applicable laws relevant to the grant of the options or allotment and issue of those Shares;

(xiii)                      that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries) would not be rendered untrue, inaccurate, incomplete or out-of-date by reference to subsequent facts, matters, circumstances or events;

(xiv)                       that the aggregate issue price in respect of the Shares is not less than the nominal value of each Share;

(xv)                          that the directors of the Company as at each Allotment Date will be duly authorised pursuant to the articles of association of the Company in force at the Allotment Date, the Companies Act 2006 and any relevant authority given by the members of the Company in general meeting to grant such awards and/or to allot and issue the relevant Shares, and that any pre-emption rights that would otherwise apply in relation to such grant, allotment and issue will have been validly disapplied (in each case to the extent required); and

(xvi)                       that the directors of the Company as at each Allotment Date will have validly resolved to allot and issue the relevant Shares.

(b)                                 In relation to paragraph 3(a)(vi), it should be noted that this information may not be true, accurate, complete or up-to-date.  In particular, but without limitation:

(i)                                   there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)                                there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company.  Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)                             the results of the Telephone Search relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions.  The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)                            in each case, further information might have become available on the relevant register after the Searches were made.

4.                                      Opinion

(a)                                 On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions), we are of the opinion that the Shares allotted and issued pursuant to the ATP Schemes and the Rollover Options will, when the Company has received the aggregate issue price in respect of such Shares in accordance with the rules of the relevant ATP Scheme or the terms of the relevant Rollover Options, and the names of the holders of such Shares are entered in the register of members of the Company, be validly issued, fully paid and no further amount may be called thereon.

(b)                                 This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.                                      Law

(a)                                 This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

(b)                                 This opinion relates only to English law (being for these purposes, except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle, English domestic law on the assumption that English domestic law applies to all relevant issues) as applied by the English courts as at today’s date, including the laws of the European Union to the extent having the force of law in England.

(c)                                  We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

(d)                                 We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England.  It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, the Company, any document or any other matter contemplated by any document would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP